Exhibit 99.1

Lincoln Educational Services Reports Continued Growth for Fourth Quarter and Full Year 2021

2021 Operating and Financial Results Met or Exceeded Guidance

Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., February 28, 2022 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today, reported operating and financial results for the fourth quarter and full year ended December 31, 2021 as well as recent business developments.

Fourth Quarter 2021 Financial Highlights and Recent Operating Developments

•	Revenue of $87.8 million, up 7.4% compared to prior year
•	Adjusted EBITDA* of $15.1 million, up 13.1% over prior year
•	Average student population up 6.3%; ending population up 6.9% or 850 students
•	Consummated sale-leaseback transactions generate gain on sale of $22.5 million and net proceeds of $45.4 million, with approximately $17 million used to retire all outstanding debt
•	Net cash position of $83.3 million, up $62.5 million over prior year
•	Net income of $24.0 million

Full Year 2021 Results - Achieved or Exceeded Guidance

•	Revenue grew 14.4%
•	Student start growth of 7.5%
•	Adjusted EBITDA* of $38.1 million
•	Adjusted pre-tax net income* of $27.1 million

*See Use of “Non-GAAP Financial Information” below.

“Strong execution, both during the fourth quarter and for the full year, allows Lincoln to enter 2022 in an extremely strong operating position with approximately 850 more students compared to the year-ago period.  Additionally, the proceeds from the sale-leaseback transactions significantly improved our liquidity, giving us one of the strongest balance sheets in Lincoln’s 75-year history,” said Scott Shaw, President & CEO.  “Our continued success, high graduate placement rates and a more favorable outlook for high school student starts compared to a year ago, gives us a high degree of confidence that we can achieve even greater results for years to come.

The expected proceeds of approximately $34.0 million from the contemplated sale of our Nashville, Tennessee property, assuming consummation, combined with our continuing strong cash flow provides the Company with even more financial resources to execute our near and long-term growth strategies.  During 2022, we plan to begin the relocation of our Nashville campus to a new and more efficient facility in the Nashville area.  Furthermore, we plan to expand our footprint through a new campus while continuing to invest in new programs.  We are poised to execute these strategies to generate consistent, long-term growth while enhancing our ability to serve our growing student population as well as our corporate partners.”

2021 FOURTH QUARTER FINANCIAL RESULTS

(Quarter ended December 31, 2021 compared to quarter ended December 31, 2020)
•
Revenue increased $6.0 million, or 7.4%, to $87.8 million from $81.8 million.  The increase in revenue resulted from a 6.3% increase in average population, driven by a 7.5% increase in starts for the year.

•
Educational services and facilities expense increased $3.3 million, or 10.6%, to $34.8 million from $31.5 million in the prior year comparable period.  Increased costs were primarily concentrated in instructional expense, books and tools expense and facilities expense.  In addition to increases resulting from higher student populations, instruction expense rose due to higher salaries as a consequence of inflationary pressures and instructor shortages, particularly in nursing programs. Facility expenses increased $0.6 million due to additional rent expense in the current quarter as a result of the sale-leaseback transactions.

•
Selling, general and administrative expense increased $1.6 million, or 4.0% to $40.8 million primarily due to an increase in benefits expense driven by an uptick in medical claims in the current year in combination with a slight increase in salaries.

•	Gain on sale of assets was $22.5 million recorded upon the consummation of the sale-leaseback transactions involving the Denver, Colorado and Grand Prairie, Texas campuses.
•
Operating income increased to $34.0 million in 2021, from $11.1 million in the prior year period.  The increase was mainly driven by a $22.5 million gain resulting from the sale-leaseback transactions, partially offset by $0.6 million of additional rent expense related to the two campuses that were subject of the sale-leaseback transactions and a $0.7 million non-cash impairment charge to adjust the book value of a former campus facility, which closed about 10 years ago.  Excluding the impact of the sale-leaseback transactions and the impairment charge as a one-time event, operating income would have increased $1.7 million, or 15.2%.

•
Net interest expense increased $0.8 million, to $1.1 million from $0.3 million in the prior year comparable period.  The additional expense was driven by the sale-leaseback transactions which included $0.5 million related to terminating the interest rate hedge early and $0.5 million non-cash write-off of deferred finance fees.

•
Net income of $24.0 million, or $0.73 per diluted share, compared to $46.0 million, or $1.44 per diluted share.  In 2021, income tax provision was $12.5 million compared to $35.1 million tax benefit related to a full valuation allowance reversal in 2020.

•	Debt-free balance sheet as of December 31, 2021 after payoff of all outstanding debt in the fourth quarter compared to $17.8 million of borrowings in the prior year.

FOURTH QUARTER SEGMENT RESULTS
Transportation and Skilled Trades Segment
Revenue increased $4.3 million, or 7.3% to $62.9 million from $58.6 million in the prior year comparable period.  The increase in revenue results from a 7.5% higher average student population, driven by the 9.0% increase in student starts for the year.

Operating income improved to $16.6 million from $15.6 million in the prior year comparable quarter, driven mainly by revenue growth.

Healthcare and Other Professions Segment
Revenue increased $1.7 million, or 7.4% to $24.9 million from $23.2 million in the prior year comparable quarter.  The increase in revenue results from a 3.9% higher average student population, driven by the 4.8% increase in student starts for the year, and a 3.3% increase in average revenue per student in the current quarter.

Operating income was $4.1 million down slightly from $4.7 million in the prior year comparable quarter due primarily to higher instructional salaries.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $8.5 million compared to $9.2 million after excluding the $22.5 million gain from sale-leaseback transactions, partially offset by a one-time non-cash impairment charge of $0.7 million in the current year.

YEAR-END FINANCIAL RESULTS
(Period ended December 31, 2021 compared to December 31, 2020)

•	Total revenue increased by $42.2 million, or 14.4%, to $335.3 million, compared to $293.1 million
•	Student starts grew by 1,081 or 7.5%, to 15,402 compared to 14,321
•	Transportation and Skilled Trades segment revenue increased by $33.1 million, or 16.0%, to $240.5 million, compared to $207.4 million
•	The Healthcare and Other Professions segment revenue increased by $9.1 million, or 10.7%, to $94.8 million, compared to $85.7 million
•	Adjusted EBITDA increased $14.2 million or 59% to $38.1 million, compared to $23.9 million
•	Operating income increased to $49.3 million as compared to $14.8 million

FULL YEAR 2022 OUTLOOK

Through the combination of cash generated from Lincoln’s strong operating performance and additional liquidity provided by the sale-leaseback transactions, Lincoln entered 2022 with over $80 million of net cash.  In addition, the Company has availability under its credit agreement and anticipates increasing its cash position from the contemplated consummation of the sale of its Nashville, Tennessee campus.  Lincoln will utilize this strong balance sheet to increase its level of investment in growth strategies and operating efficiencies.

Specific operating and financial guidance for the coming year is as follows:

•	Revenue in the range of $350 million to $365 million
•	Student start growth in the range of 5% to 10%
•	Adjusted EBITDA* in the range of $35.0 million to $40.0 million
•	Net Income in the range of $17.0 million to $22.0 million
•	Capital expenditures in the range of $7.0 million to $9.0 million

*See Use of “Non-GAAP Financial Information” below

The 2022 guidance excludes the impact of the contemplated consummation of the sale and relocation of the Nashville, Tennessee campus, which is under contract, as well as additional costs associated with a new potential campus.  The outlook is based on, among other things, current enrollment trends and does not account for the impact from continuing COVID-19 issues or any new COVID-19 variants.  Accordingly, as is always the case, the guidance may be revised as the year unfolds due to changes in student demand and other factors.

The Company is also providing additional information as to the progress of operations through 2022.  This information represents management’s current expectations for the upcoming year and may be revised in-line with the developing business environment.

Revenue
Pursuant to the Company’s seasonality patterns, it is anticipated that approximately 45% of revenue will occur in the first half of the year.  Student starts are expected to increase in the low single digits during the first quarter, with higher start growth in the remainder of the year.

Operating Expenses
Operating expenses are expected to range in the low to mid $80 million level each quarter, with the third quarter’s expenses expected to reflect the high point of the year, consistent with the seasonality of the Company’s business.  This higher level of operating expenses for the full year includes the addition of $3.2 million of rent expense resulting from the sale-leaseback transactions as well as $2.0 million of additional spending related to growth initiatives, efforts to streamline operations and development and implementation of improvements to Lincoln’s hybrid teaching model.  First quarter operating expenses will show the largest increase year over year, as the first quarter of 2021 included a one-time $3.0 million benefit due to Care Act funds credited to student’s accounts.

Other
Interest expense, depreciation and amortization and stock-based compensation expense are expected to be approximately $0.4 million, $6.6 million, and $4.5 million respectively, recognized evenly throughout the year.  The effective tax rate for the year is projected to be 28.5%.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time to discuss results.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu.
Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 2498132.
Please log in or dial into the call at least 10 minutes prior to the start time.

•	An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.
•	A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 2498132.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION
Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap.  For 75 years, Lincoln has offered and continues to offer recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades and Healthcare and Other Professions. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our inability to close on the sale of our Nashville campus; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended December 31, (Unaudited)		Year-Ended December 31, (Unaudited)
	2021	2020	2021	2020

REVENUE	$87,816	$81,792	$335,336	$293,095
COSTS AND EXPENSES:
Educational services and facilities	34,788	31,463	138,931	122,196
Selling, general and administrative	40,762	39,188	168,923	156,199
(Gain) loss on disposition of assets	(22,479)	15	(22,479)	(81)
Impairment of long-lived assets	700	-	700	-
Total costs & expenses	53,771	70,666	286,075	278,314
OPERATING INCOME	34,045	11,126	49,261	14,781
OTHER:
Interest expense	(1,142)	(315)	(2,015)	(1,275)
INCOME BEFORE INCOME TAXES	32,903	10,811	47,246	13,506
PROVISION (BENEFIT) FOR INCOME TAXES	8,939	(35,209)	12,528	(35,059)
NET INCOME	$23,964	$46,020	$34,718	$48,565
PREFERRED STOCK DIVIDENDS	304	304	1,219	1,378
INCOME AVAILABLE TO COMMON STOCKHOLDERS	$23,660	$45,716	$33,499	$47,187
Basic and Diluted
Net income per share	$0.73	$1.44	$1.04	$1.49
Weighted average number of common shares outstanding:
Basic and Diluted	25,180	24,831	25,081	24,748

Other data:

Adjusted EBITDA (1)	$15,136	$13,380	$38,065	$23,867
Depreciation and amortization	$1,520	$1,854	$7,140	$7,400
Number of campuses	22	22	22	22
Average enrollment	13,599	12,796	12,899	11,729
Stock-based compensation	$796	$400	$2,889	$1,686
Net cash provided by operating activities	$9,697	$13,263	$27,447	$23,485
Net cash provided by (used in) investing activities	$43,100	$(2,026)	$37,848	$(5,483)
Net cash used in financing activities	$(16,640)	$(804)	$(20,014)	$(18,620)

Selected Consolidated Balance Sheet Data:	December 31, 2021 (Unaudited)

Cash and cash equivalents	$83,307
Current assets	121,627
Working capital	55,745
Total assets	295,299
Current liabilities	65,882
Long-term debt obligations, including current portion, net of deferred financing fees	-
Series A convertible preferred stock	11,982
Total stockholders' equity	129,418

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, Adjusted EBITDA, reconciled net cash and Adjusted Pre-tax income are measures not recognized in financial statements presented in accordance with GAAP.
•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define reconciled net cash as our cash and cash equivalents and restricted cash less both the short and long-term portion under the Company’s credit agreement, and deferred financing fees.
•
We define Adjusted pre-tax income as pre-tax net income before gain on sale of assets, non-cash impairment charges and expenses incurred resulting from the consummation of the sale-leaseback transactions.

EBITDA, Adjusted EBITDA, reconciled net cash and Adjusted Pre-tax income are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, Adjusted EBITDA, reconciled net cash and Adjusted Pre-tax income are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, reconciled net cash and Adjusted Pre-tax income:

	Three Months Ended December 31, (Unaudited)		Year-Ended December 31, (Unaudited)
	2021	2020	2021	2020

Net income	$23,964	$46,020	$34,718	$48,565
Interest expense, net	1,142	315	2,015	1,275
Provision (benefit) for income taxes	8,939	(35,209)	12,528	(35,059)
Depreciation and amortization	1,520	1,854	7,140	7,400
EBITDA	35,565	12,980	56,401	22,181
Stock compensation expense	796	400	2,889	1,686
Gain on sale of asset	(22,479)	-	(22,479)	-
Impairment	700	-	700	-
Sale leaseback rent expense	554	-	554	-
Adjusted EBITDA	$15,136	$13,380	$38,065	$23,867

	December 31, (Unaudited)
	2021	2020
Current portion of credit agreement and term loan	$-	$(2,000)
Long-term credit agreement and term loan	-	(15,212)
Cash and cash equivalents	83,307	38,026
Reconciled net cash	$83,307	$20,814

December 31, 2021 (Unaudited)
Pre-tax net income	$47,246
Gain on disposition of asset	(22,479)
Non-cash impairment0	700
Sale leaseback expenses	1,684
Adjusted pre-tax income	$27,151

	Three Months Ended December 31,
	2021	2020	% Change
Revenue:
Transportation and Skilled Trades	$62,945	$58,636	7.3%
HOPS	24,871	23,156	7.4%
Total	$87,816	$81,792	7.4%

Operating Income (Loss):
Transportation and Skilled Trades	$16,632	$15,611	6.5%
Healthcare and Other Professions	4,101	4,681	-12.4%
Corporate	13,312	(9,166)	245.2%
Total	$34,045	$11,126	206.0%

Starts:
Transportation and Skilled Trades	1,467	1,438	2.0%
Healthcare and Other Professions	1,254	1,228	2.1%
Total	2,721	2,666	2.1%

Average Population:
Transportation and Skilled Trades	9,087	8,536	6.5%
Leave of Absence - COVID-19	-	(82)	100.0%
Transportation and Skilled Trades [1]	9,087	8,454	7.5%

Healthcare and Other Professions	4,512	4,400	2.5%
Leave of Absence - COVID-19	-	(58)	100.0%
Healthcare and Other Professions [1]	4,512	4,342	3.9%

Total	13,599	12,936	5.1%
Total [1]	13,599	12,796	6.3%

End of Period Population:
Transportation and Skilled Trades	8,648	7,917	9.2%
Leave of Absence - COVID-19	-	(22)	100.0%
Transportation and Skilled Trades [1]	8,648	7,895	9.5%

Healthcare and Other Professions	4,411	4,402	0.2%
Leave of Absence - COVID-19	-	(80)	100.0%
Healthcare and Other Professions [1]	4,411	4,322	2.1%

Total	13,059	12,319	6.0%
Total [1]	13,059	12,217	6.9%

1     Excluding Leave of Absence - COVID-19

	Year-Ended December 31,
	2021	2020	% Change
Revenue:
Transportation and Skilled Trades	$240,531	$207,434	16.0%
HOPS	94,805	85,661	10.7%
Total	$335,336	$293,095	14.4%

Operating Income (Loss):
Transportation and Skilled Trades	$52,055	$34,458	51.1%
Healthcare and Other Professions	11,845	11,068	7.0%
Corporate	(14,639)	(30,745)	52.4%
Total	$49,261	$14,781	233.3%

Starts:
Transportation and Skilled Trades	10,291	9,442	9.0%
Healthcare and Other Professions	5,111	4,879	4.8%
Total	15,402	14,321	7.5%

Average Population:
Transportation and Skilled Trades	8,505	7,872	8.0%
Leave of Absence - COVID-19	(12)	(219)	94.5%
Transportation and Skilled Trades [1]	8,493	7,653	11.0%

Healthcare and Other Professions	4,439	4,232	4.9%
Leave of Absence - COVID-19	(33)	(156)	78.8%
Healthcare and Other Professions [1]	4,406	4,076	8.1%

Total	12,944	12,104	6.9%
Total [1]	12,899	11,729	10.0%

End of Period Population:
Transportation and Skilled Trades	8,648	7,917	9.2%
Leave of Absence - COVID-19	-	(22)	100.0%
Transportation and Skilled Trades [1]	8,648	7,895	9.5%

Healthcare and Other Professions	4,411	4,402	0.2%
Leave of Absence - COVID-19	-	(80)	100.0%
Healthcare and Other Professions [1]	4,411	4,322	2.1%

Total	13,059	12,319	6.0%
Total [1]	13,059	12,217	6.9%

1     Excluding Leave of Absence - COVID-19

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

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